Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE	September 17, 2008

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com

Nortel Announces Preliminary View of the Third Quarter

and Revised Full Year 2008 Outlook

TORONTO – Nortel* Networks Corporation [NYSE/TSX: NT] today announced a preliminary view on certain third quarter results ending September 30, 2008, and revised its full year 2008 outlook.

With a sustained and expanding economic downturn, the Company is experiencing significant pressure as Carrier customers cut back their capital expenditures further than previously expected and certain Enterprise and Metro Ethernet customers defer new IT and optical investments. As well, since reporting second quarter 2008 results, the Company is seeing additional pressure on revenue due to foreign exchange impact and certain product delivery delays from the third quarter into the fourth quarter.

As a result, the Company currently expects revenues in the third quarter of 2008 of about $2.3 billion. Third quarter gross margin is currently expected to be approximately 39 percent of revenue primarily as a result of a product delivery delay into the fourth quarter and customer mix within the Carrier business. Third quarter operating expense (SG&A and R&D) is currently expected to be $60 million less than the second quarter 2008 level.

In the context of the foregoing, the Company has revised its full year 2008 outlook(a) and now currently expects:

-	Revenue to decline between two and four percent compared to 2007

-	Gross Margin of approximately 42 percent of revenue

-	Management Operating Margin(b) as a percentage of revenue to improve 125 to 175 basis points compared to 2007

As previously reported, the full year outlook continues to include the expected completion of wireless contracts in the fourth quarter now representing about $320 million of previously deferred revenue. As well, the Company expects its cash balances at the end of the third and fourth quarters to be between approximately $2.6 billion and $2.9 billion. It is anticipated that the third quarter cash balance will be closer to the lower end of the range due to previously expected one time payments and operating performance, with improvement in the fourth quarter ending balance.

“It is clear that the business environment in which we operate requires additional immediate and decisive actions,” said Nortel President and Chief Executive Officer Mike Zafirovski. “A comprehensive review of our business is taking place and we are determined to reshape the Company to maximize its competitiveness, drive a significant increase in effectiveness and efficiency company-wide, and re-focus to establish a clear path for growth, profitability and renewed shareholder value.”

As part of the review, planning is underway for further restructuring and other cost reduction initiatives to significantly reduce the Company’s cost base to achieve a more competitive business structure as well as to mitigate the risks associated with the Company’s 4th generation carrier wireless investments.

In addition, Nortel today also announced its intention to explore a divestiture of its Metro Ethernet Networks (MEN) business, which includes optical and Carrier Ethernet portfolios. With a strong customer base, and industry-leading technology breakthroughs such as 40G/100G optical networking, the MEN business is a premium asset with a highly differentiated offering.

“Monetization of this asset is in line with the further consolidation necessary in the industry and will provide MEN customers and employees with a clear path forward. Throughout the process, Nortel will maintain MEN R&D investments, new product introduction timelines and all customer commitments,” said Zafirovski.

Combined, these actions are expected to strengthen the Company’s balance sheet, provide funds for the restructuring, as well as funds for potential investments in the Enterprise business.

“We are taking two years of consistent progress and leveraging it to make the necessary changes to preserve and strengthen our business. Great companies survive, and then thrive, based on their ability to adjust rapidly to changing market conditions, while delivering value to customers every single day,” said Zafirovski. “The work that Nortel, and its thousands of employees worldwide, have done over the last few years to re-tool the Company and fix its operational performance gives us the capability to make the necessary changes. We will move with speed to do what is right for customers and shareholders alike.”

The Company will provide an update on these matters when it announces third quarter 2008 results.

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Nortel will host a teleconference/audio webcast with the investment community to discuss the Company’s expectations for third quarter and full year 2008 financial results.

Date: Wednesday, September 17th, 2008

Time: 9:00 a.m. ET

To take part in the audio Webcast, please visit:

http://www.nortel.com/mediaevent

To participate in the audio teleconference and Q&A, please call:

•	North America 1-866-862-3927
•	International 1-416-641-6127

*** Please dial in at least 15 minutes prior to the start of the event ***

Replay: A replay of the audio teleconference will be available at 12:00 p.m. ET at:

•	North America 1-800-408-3053 Passcode: 3270864#
•	International 1-416-695-5800 Passcode: 3270864#

Audio webcast replay:

http://www.nortel.com/mediaevent

(a) The company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.

(b) Management Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Management Operating Margin percentage is a non-GAAP measure defined as Management Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provided greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’

operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies. No reconciliation of the projected non-GAAP management operating margin measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.

About Nortel

Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, that are difficult to predict, and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company-specific assumptions: successful development, delivery and acceptance of new Software Releases required for completion of several large projects; no significant impact to Nortel’s business as a result of the announcements in this press release; no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s prior restatements of its financial results; increase in sales in 2008 over 2007 to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, partially offset by higher costs associated with customer deployments in emerging markets; cost reductions resulting from the 2008 and 2007 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee compensation; and the effective execution of Nortel’s strategy, including the execution of Nortel’s supply chain strategy and the implementation of its Business Transformation initiatives in 2008. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial outlook including: global service provider capital expenditures in 2008 reflecting low single digit growth and key North American service provider capital spending to not decrease any further from Nortel’s current expectations; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.

Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: the outcome of the comprehensive review of the business; ability to divest the MEN business; significant competition, competitive pricing practice, cautious capital spending by customers as a result of factors including current economic uncertainties, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions and further restructuring and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatements; legal judgments, fines, penalties or settlements related to the ongoing criminal investigation of Nortel in the U.S.; or any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K and other securities filings with the United States Securities and Exchange Commission. Unless

otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.